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EXHIBIT 12

GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES

Statements of the Consolidated Ratio of Earnings to Fixed Charges


                                                              Years Ended December 31,
                                             -----------------------------------------------------------
                                                1999        1998        1997        1996        1995
                                             -----------------------------------------------------------
                                                               (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges        $     96.8  $     72.9  $     61.0  $     54.7  $     37.9
  Add - Income taxes                               52.1        36.2        42.3        23.9        15.0
      - Fixed charges                              43.4        49.0        46.0        45.6        46.1
                                             ----------  ----------  ----------  ----------  ----------

Adjusted earnings                            $    192.3  $    158.1  $    149.3  $    124.2  $     99.0
                                             ==========  ==========  ==========  ==========  ==========
Fixed charges:
  Interest expense                           $     39.9  $     44.7  $     41.2  $     40.9  $     41.8
  Portion of rent expense representing
    interest                                        3.5         4.3         4.8         4.7         4.3
                                             ----------  ----------  ----------  ----------  ----------

Adjusted fixed charges                       $     43.4  $     49.0  $     46.0  $     45.6  $     46.1
                                             ==========  ==========  ==========  ==========  ==========
RATIO OF EARNINGS TO FIXED
  CHARGES                                          4.43        3.23        3.25       2.72         2.15
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